UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 24, 2006

Industrial Enterprises of America, Inc.
(formerly known as Advanced Bio/Chem, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	1-32881	13-3963499
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

711 Third Avenue, Suite 1505, New York, New York	10017
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(212) 490-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 2— Financial Information
Item 2.02 Results of Operations and Financial Condition.

On November 24, 2006, Industrial Enterprises of America, Inc. (the “Company”) issued a press release announcing the release of the financial results for its first quarter ended September 30, 2006, which press release provided detail not included in previously issued reports. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Section 7 —Regulation FD
Item 7.01 Regulation FD Disclosure.

The information disclosed above in Item 2.02 is incorporated herein by reference.

The press release furnished with this Current Report on Form 8-K provides details not included in previously issued reports of the Company and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Section 9 - Financial Statements and Exhibits.
Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
99.1	Press Release of Industrial Enterprises of America, Inc. dated November 24, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Enterprises of America, Inc.

November 27, 2006

By:	/s/ James W. Margulies
Name:	James W. Margulies
Title:	Chief Financial Officer

Industrial Enterprises of America Releases First Quarter Financials

Friday November 24, 9:41 am ET

NEW YORK, Nov. 24, 2006 (PRIMEZONE) -- Industrial Enterprises of America, Inc. (OTC BB:IEAME.OB - News) a specialty automotive aftermarket supplier, reports financial results for the fiscal 2007 first quarter ended September 30, 2006.

The Company recorded revenues of approximately $10 million for the quarter, representing a substantial increase from $4.9 million for fiscal first quarter ended September 30, 2005. Before auditor final review IEAM earned net income of $2.5 million for the quarter before non-cash charges associated with derivatives booked in fiscal 2006 compared to a net loss of $300 thousand during the same period of fiscal 2005. Based on 13.5 million fully diluted shares (treasury method), this translated into a net income of $0.19 per share. This is after accounting expenses of approximately 2 cents per share related to various restatements of previous financials caused by the change in accounting treatment previously disclosed. The non-cash charges associated with the derivatives booked in fiscal 2006 will continue throughout the year. The 10-Q with full financial details is expected to be filed Monday.

John Mazzuto, Chief Executive Officer of Industrial Enterprises of America, Inc., commented, “The first quarter results are on pace with previously provided guidance and we reaffirm our $1.20 earnings guidance before the non-cash derivative charges for fiscal 2007. With the increased capacity of our Pitt Penn facility in addition to predictable seasonal fluctuations, we expect to experience a surge in revenues and earnings in second quarter as we continue to increase our total unit production.

“The integration issues are, for the most part, behind us. We have put forth an enormous amount of effort to effectively change the entire operating structure of three organizations. Within a six month period, we moved or drastically altered three large facilities and more than doubled our production. At the same time, due to different requirements at the personnel level, approximately 75% of our middle and upper management positions have undergone substantial changes, with the final phase of these changes to be completed by the end of next week. The increase in profit margins reflects, in part, an unexpected increase in our tolling business. On accounting basis, we only recognize a processing fee rather than a full revenue stream. The next six months will show substantial improvement in all phases of our operations as one time expenses, such as additional accounting expenses that approached $400,000 over the last 90 days, will be behind us. The Company can now reflect the achievements of our integrated operations.”

Additionally, Industrial Enterprises of America will conduct an investor conference call in the coming weeks to discuss these financial results as well as the Company's recent developments.

Statement Under The Private Securities Litigation Reform Act

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words “believes”, “expects”, “given”, “targets”, “intends”, “anticipates”, “plans”, “projects”, “forecasts” or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers. Other risks are detailed from time to time in the Company's 2005 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:
Industrial Enterprises of America, Inc.
Investors and Public Relations:
David Zazoff
(212) 505-5976
PressReleases@Za-Consulting.net